EXHIBIT 10.1

                                                         as of December 17, 1998







Mr. Gregory Arsenault
6542 Yarmouth Avenue
Reseda, CA  91335

Dear Mr. Arsenault:

          Please refer to that certain Executive Employment Agreement between you and us dated January 1, 1996 (herein the "Agreement"), wherein we are referred to as "Company" and you are referred to as "Executive."

          This Agreement shall be and hereby is amended and modified as follows:

     1. Notwithstanding anything in paragraph 2.1 to the contrary the "initial term" of the Agreement shall, by mutual agreement, terminate as of October 31, 1998, with the result that compensation for 1998, as specified in paragraph 4.1(b) of the Agreement shall be prorated accordingly.

     2. In lieu of provisions of 2.2 of the Agreement, relating to an option to extend the term, Company and Executive agree that the Term of the Agreement shall be and hereby is extended for a period of fourteen (14) months commencing November 1, 1998 and continuing through December 31, 1999, subject to all rights of termination set forth elsewhere in the Agreement (which period is hereinafter referred to as the "extended term").

     3. The compensation payable to you for the extended term shall be $233,333.00, payable in equal weekly installments during the extended term.

          The compensation payable herein shall be in lieu of any compensation otherwise specified in paragraph 4.1(b) or (c) of the Agreement.

     4. In addition to stock options heretofore granted to Executive under the 1996 Stock Option Plan for employees, Company hereby grants to Executive effective as of the date hereof the right, to purchase 30,000 shares of Company's common stock at the exercise price equal to its fair market value (as defined in the Plan) as of the date of this amendment, i.e. as of December 17, 1998, which price is $1.50 per share. Said option shall vest equally over five
(5) years, commencing


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immediately, i.e. twenty (20%) percent shall vest concurrently herewith and twenty (20%) shall vest on each of the first, second, third and fourth anniversaries of the date hereof. All other terms and conditions relative to such options shall be determined by reference to the 1996 Stock Option Plan, it being understood in this regard that Company and Executive shall execute a stock option agreement pertaining to the options granted hereunder, which stock option agreement shall be substantially in the same form as the stock option agreement now in force between the parties with respect to options heretofore granted.

     5. No term or condition of the Agreement is amended or modified except as expressly set forth above and the Agreement as so modified is hereby mutually confirmed and ratified.

          Please indicate your agreement with the foregoing by signing in the space provided below.

                                       Very truly yours,

                                       FILM ROMAN, INC.


                                       By: /S/ DAVID PRITCHARD
                                           -------------------------------------
                                           President and Chief Executive Officer

ACCEPTED AND AGREED TO



/S/ GREGORY  ARSENAULT
---------------------------------
GREGORY ARSENAULT